                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              THIOKOL CORPORATION
- --------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


- --------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

LOGO

                                                             SEPTEMBER 20, 1996

Dear Stockholder:

  We invite you to the Annual Meeting of Stockholders of Thiokol Corporation, which will be held on Thursday, October 24, 1996, at the Little America Hotel & Towers, 500 South Main Street, Salt Lake City, Utah, commencing at 10:00 a.m. local time. Information about the matters to be voted upon at the meeting is in the enclosed formal Notice of Meeting and Proxy Statement.

  It is important that your shares be represented at this meeting whether or not you personally plan to attend. Please sign, date, and return your proxy promptly in the enclosed envelope. This will not limit your right to vote in person or attend the meeting.

  The Company's Annual Report for the fiscal year ended June 30, 1996, is being distributed to stockholders along with this proxy statement.

                                          [SIGNATURE OF MR. WILSON APPEARS HERE]
                                          James R. Wilson
                                          Chairman of the Board,
                                          President and Chief
                                          Executive Officer

                                   NOTICE OF
                 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                          THURSDAY, OCTOBER 24, 1996

To the Stockholders:

  The Annual Meeting of Stockholders of Thiokol Corporation (the "Company") will be held on Thursday, October 24, 1996, at the Little America Hotel & Towers, 500 South Main Street, Salt Lake City, Utah, at 10:00 a.m. local time, to consider and vote upon:

  1. Election of four directors (see page 2);

  2. Proposal to adopt the Thiokol Corporation 1996 Stock Awards Plan (see page 22);

  3. Ratification of appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1997 (see page
     25); and

  4. Any other business that may properly come before the meeting.

  The close of business on September 17, 1996, has been fixed as the record date for the meeting. All stockholders of record on that date are entitled to be present and vote at the meeting.

  Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

  The meeting will be conducted pursuant to the Company's By-Laws and rules of order prescribed by the chairman of the meeting.

September 20, 1996

                                          By Order of the Board of Directors,

                                          Edwin M. North
                                          Secretary

                              THIOKOL CORPORATION
                           2475 WASHINGTON BOULEVARD
                            OGDEN, UTAH 84401-2398

                                PROXY STATEMENT

                                                             September 20, 1996

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies for use at its Annual Meeting of Stockholders to be held on Thursday, October 24, 1996, and at any adjournment thereof (the "1996 Annual Meeting").

  Shares represented in person or by properly executed and unrevoked proxies received in proper form in time for the 1996 Annual Meeting will be voted. Shares will be voted in accordance with stockholders' instructions in the accompanying proxy. If any such proxy contains no instructions, the shares will be voted in accordance with the directors' recommendations, which are noted herein. Any proxy given may be revoked at any time before it is voted at the meeting.

  On September 17, 1996, the record date for the 1996 Annual Meeting, there were 18,235,563 shares of $1.00 par value common stock outstanding, each entitled to one vote, and there is no cumulative voting. The Company has no other class of equity securities outstanding.

  Pursuant to the By-Laws of the Company, three Judges of Election have been elected by the Board of Directors to serve at the 1996 Annual Meeting. In the event any judge so elected shall not be present at the meeting, that judge shall be replaced with a judge by the Board of Directors in advance of the meeting or by the chairman of the meeting in advance of any voting at such meeting. The owners of a majority of the outstanding shares entitled to vote are required for a quorum for the transaction of business at the 1996 Annual Meeting. Under Delaware corporation law abstentions, withheld votes and broker no-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be considered part of the quorum. Directors will be elected by a plurality of the votes cast at the 1996 Annual Meeting, which means that abstentions, withheld votes, and broker no-votes will not affect the election of the candidates. All other proposals, including: (i) the proposal to adopt the Thiokol Corporation 1996 Stock Awards Plan and (ii) the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, require the favorable vote of the holders of a majority of the shares present and entitled to vote at the 1996 Annual Meeting to pass. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals and broker no-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. The polls for the casting of ballots at the 1996 Annual Meeting shall open at 8:00 a.m. local time and shall close at 10:00 a.m. local time on October 24, 1996. For a ten day period prior to the date of the 1996 Annual Meeting, a list of stockholders entitled to vote will be open for examination during normal business hours at the Company's principal offices, 2475 Washington Blvd., Ogden, Utah and may be examined by any stockholder for any purpose germane to the meeting.

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers, and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, or telegraph. In addition, the Company has retained D. F. King & Co., Inc. to assist in the solicitation for a fee of $5,000 plus expenses.

                           1. ELECTION OF DIRECTORS

  The Board of Directors is currently comprised of ten directors. By resolution, in accordance with the By-Laws of the Company, the Board of Directors' membership was increased from nine to ten directors effective January 18, 1996. Admiral William O. Studeman was elected by the Board to fill the vacancy created by the expansion of the Board's membership and to serve in the class of Directors for which term of office expires at the 1996 Annual Meeting. The Company's Restated Certificate of Incorporation and By-Laws provide for the Board to be divided into three classes. Each class serves for a term of three years. At the 1996 Annual Meeting, Neil A. Armstrong, Charles
S. Locke, William O. Studeman, and Donald C. Trauscht will stand for election as nominees for directors for a term to expire at the 1999 Annual Meeting.

  The following table shows the class in which each nominee for director and each director continuing in office serves and the year in which the term of office for each such class expires.

                              BOARD OF DIRECTORS
                          YEAR TERM OF OFFICE EXPIRES
                         AT THE OCTOBER ANNUAL MEETING

                                   1996        1997        1998        1999
                                   ----        ----        ----        ----
NOMINEES FOR DIRECTOR

Neil A. Armstrong
Charles S. Locke
William O. Studeman
Donnald C. Trauscht

DIRECTORS CONTINUING IN OFFICE

Edsel D. Dunford
U. Edwin Garrison
James R. Wilson

Michael P.C. Carns
L. Dennis Kozlowski
James M. Ringler

  The nominees for election as directors at the 1996 Annual Meeting for the above described terms are listed on the following pages. If any nominee should become unavailable, an event the Board of Directors does not anticipate, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors, or the Board may reduce the number of directors. All nominees are presently serving as directors and have consented to being named herein and to serve if elected.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

BOARD MEETING ATTENDANCE AND COMPENSATION OF DIRECTORS

  The Company's Board of Directors met six times during fiscal year 1996. All incumbent directors were present for 75 percent or more of the total meetings of the Board while they were Board members.

  Directors who are employees of the Company receive no compensation for their service as directors. Mr. James R. Wilson is the only employee serving as a director. Other directors are paid an annual retainer of $30,000 plus a fee of $1,000 and travel expenses for each Board meeting attended. Mr. Edsel D. Dunford provides consulting services to the Company and serves as one of three Company directors on the Blade Acquisition Corp. Board of Directors, the holding company for Howmet Corporation. Thiokol Holding Co., a wholly owned subsidiary of the Company, is beneficial owner of 49 percent of Blade Acquisition Corp. common stock. Mr. Dunford receives an annual retainer paid quarterly by the Company of $50,000 for serving as a Blade director, plus out-of-pocket expenses.

  The Company maintains a Deferred Fees Plan where non-employee directors may elect to have payment of part or all of their directors' compensation deferred until such time as they cease to be a director. The Plan was amended by the Board to permit directors, beginning January 1, 1996, the option of electing the deferral of their directors' fees into a cash or phantom stock credit account. Amounts credited to the cash account are credited with increments (similar to interest), amounts credited to the phantom stock account are credited with amounts reflecting the change in the price of the Company's common stock and payment of dividends. All distributions of a director's cash or phantom stock account are made only in cash. Edsel D. Dunford, Charles S. Locke, and James M. Ringler participate in the Plan's cash account. Two retired directors with an interest in the Plan are receiving benefits.

  Effective July 1, 1995, the Company renewed a one year consulting agreement which expired June 30, 1996, with U. Edwin Garrison, the retired Chairman of the Board and Chief Executive Officer of the Company, pursuant to which he provided advice to the Chairman of the Board, President and Chief Executive Officer and also acted as an advisor to Chairmen of the Committees of the Board of Directors. During fiscal year 1996, Mr. Garrison received payments of $50,000. In addition, Mr. Garrison receives the director's fees paid to non-officer directors.

  Mr. Garrison, as a retired employee of the Company, participates in the Pension Plan and Excess Plan and receives the benefits described on page 12.

NOMINEES FOR DIRECTORS

  THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING

[PHOTO]         NEIL A. ARMSTRONG, age 66, became a director of the Company in
              October 1989. He has served as Chairman of AIL Systems, Inc., subsidiary of Eaton Corporation, an electronics and systems company with sales primarily to the Federal Government. He is a director of CINergy, Inc., Cincinnati Milacron Inc., Eaton Corporation, RMI Titanium Co., and USX Corporation. He holds a Bachelor of Science degree in Aeronautical Engineering from Purdue University and a Master of Science degree in Aerospace Engineering from the University of Southern California.

[PHOTO]         CHARLES S. LOCKE, age 67, is the retired Chairman of the Board and Chief Executive Officer of Morton International, Inc., a manufacturer and marketer of specialty chemicals, automotive inflatable restraint systems, and salt. He served as Chairman of the Board and Chief Executive Officer of the Company from 1980 to 1989. Since then, he has continued as a non-employee director of the Company. He is a director of Avon Products, Inc.; NICOR, Inc. and its subsidiary, Northern Illinois Gas Company; and Whitman Corporation. Mr. Locke holds Bachelor of Business Administration and Master of Science degrees from the University of Mississippi.


[PHOTO]         WILLIAM O. STUDEMAN, age 56, was elected a director of the
              Company in January 1996. Admiral Studeman retired from the Navy in 1995 after a distinguished 33 year career including serving as Deputy Director of Central Intelligence from 1992 until his retirement. Admiral Studeman is a director of Premenos Technology Corporation. He holds a Bachelor of Arts degree from the University of the South and a Masters of Arts from George Washington University.


[PHOTO]         DONALD C. TRAUSCHT, age 62, was elected a director of the
              Company in August 1993. He is the retired Chairman of the Board and Chief Executive Officer of Borg-Warner Security Corporation, a supplier of security services and is Chairman of B W Capital Corporation, a private interest company. He served as the Chairman of the Board, President and Chief Executive Officer of Borg-Warner Security Corporation from 1993 to 1995; Chairman and President, Borg-Warner Corporation, from 1990 to 1992; and as Vice President Finance and Strategic, from 1987 to 1990. He is a director of Borg-Warner Automotive, Inc., Baker Hughes Incorporated, Blue Bird Corporation, IMO Industries, Inc., and ESCO Electronics Corporation. Mr. Trauscht holds a Bachelor of Science degree from St. Mary's College and a Master of Business Administration degree from the University of Chicago.

DIRECTORS CONTINUING IN OFFICE

  THREE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING

[PHOTO]         EDSEL D. DUNFORD, age 61, was elected a director of the
              Company in January 1995. He served as President and Chief Operating Officer of TRW, Inc. from 1991 until his retirement in December 1994. He served as Executive Vice President and General Manager of TRW Space and Defense Business from 1987 to 1991. Mr. Dunford is a director of Cooper Tire & Rubber Company; Blade Acquisition Co., the holding company for Howmet Corporation; and is a trustee at the University of California, Los Angeles. Mr. Dunford holds a Bachelor of Science degree from the University of Washington and a Masters of Engineering degree from the University of California at Los Angeles.

[PHOTO]         U. EDWIN GARRISON, age 68, retired as Chairman of the Board
              October 1995 and retired as Chief Executive Officer of the Company in June 1993 with 39 years of service. He served as Chairman of the Board and Chief Executive Officer from July 1992 to June 1993; Chairman of the Board, President and Chief Executive Officer from July 1991 to July 1992; and as President and Chief Executive Officer from July 1989 to June 1991. He has served as director of the Company since July 1989. Mr. Garrison is a director of Questar Corporation. He holds a Bachelor of Science degree in Mechanical Engineering from Mississippi State University.

[PHOTO]         JAMES R. WILSON, age 55, has served as Chairman of the Board,
              President and Chief Executive Officer since October 1995 and President and Chief Executive Officer from October 1993 to October 1995. He has served as a director of the Company since October 1993. He joined the Company in 1989 as Vice President and Chief Financial Officer and became Executive Vice President and Chief Financial Officer in 1992. Prior to joining the Company, he was Senior Vice President and Chief Financial Officer of Circuit City Stores 1987-1988. Mr. Wilson is a director of Rohr, Inc., First Security Corporation, Blade Acquisition Corp., and Howmet Corporation, and member of the Board of Trustees of the College of Wooster. He holds a Bachelors degree from the College of Wooster and a Masters of Business Administration from Harvard University.

  THREE-YEAR TERM EXPIRING AT THE 1997 ANNUAL MEETING

[PHOTO]         MICHAEL P.C. CARNS, age 59, was elected a director of the
              Company in January 1995. General Carns retired as Vice Chief of Staff of the United States Air Force in 1994 with 36 years of distinguished military service. General Carns is a director of Woodward Clyde Group an international consulting group and a member of the Board of Trustees of the Monterey Institute of International studies. He holds a Bachelor of Science degree from the United States Air Force Academy and a Masters of Business Administration degree from Harvard University.

[PHOTO]         L. DENNIS KOZLOWSKI, age 49, was elected a director of the
              Company in August 1993. He has served as Chairman of the Board, President and Chief Executive Officer of Tyco International Ltd., a manufacturer of fire protection and flow control products, since 1992; as President of Tyco since 1989; and President of Grinnell Corporation, a subsidiary, since 1982. He is a director of Applied Power, Dynatech Corp., and Raytheon Co. Mr. Kozlowski holds a Bachelor of Science degree and a Masters of Business Administration from Seton Hall University.


[PHOTO]         JAMES M. RINGLER, age 51, was elected a director of the
              Company in August 1993. He has served as President and Chief Executive Officer of Premark International, Inc., a diversified manufacturer of products under leading brand names such as Hobart, Vulcan, Wilsonart, Florida Tile, West Bend and Precor since 1996; as President and Chief Operating Officer since 1992; as Executive Vice President of Premark and President of the Food Equipment Group since 1990. From 1986 to 1990 he served as President of White Consolidated Industries' Major Appliance Group, a subsidiary of Electrolux A.B. He is a director of Premark International, Inc. and Reynolds Metals Company. Mr. Ringler holds Bachelor of Science and Masters of Business Administration degrees from the State University of New York at Buffalo.

COMMITTEES OF THE BOARD

  There are four standing committees of the Company's Board of Directors:
Audit, Compensation, Nominating, and Executive.

  The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for such audits and for any special assignments given the auditors. The Committee reviews the annual audit and its scope, including the independent auditors' comment letter and management's responses; possible violations of the Company's business ethics and conflict of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit program. In addition, the Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors and the internal auditors' examinations. Members of this Committee are Messrs. Donald C. Trauscht (Chairman), Michael P.C. Carns, Neil A. Armstrong, L. Dennis Kozlowski, and William O. Studeman. The Committee met four times in fiscal year 1996. All Committee members attended 75 percent or more of the Committee meetings while a member of the Committee.

  The Compensation Committee annually reviews and reports to the Board on the investment performance of the fund managers of the Company's retirement plans and makes recommendations to the Board with respect to the creation and amendment of compensation, retirement, and other benefit plans of the Company and its subsidiaries. The Committee also approves compensation actions for Executive Officers and other key employees, administers the Company's executive bonus programs, and administers the Company's stock option and awards plans. Members of the Committee are Messrs. Charles S. Locke (Chairman), Edsel D. Dunford, James M. Ringler, and L. Dennis Kozlowski. The Committee met four times and took action by written unanimous consent two times in fiscal year 1996. All members attended 75 percent or more of the Committee meetings while a member of the Committee. The Committee's report on Executive Compensation is set forth below.

  The Nominating Committee reviews the size and composition of the Board, evaluates individuals for potential membership on the Board, makes recommendations to the Board of individuals to fill vacancies or new positions, makes recommendations to the Board of individuals to be proposed to stockholders for election to the Board at annual meetings of stockholders, and makes recommendations to the Board regarding Committee structures and responsibilities. Members of the Committee are Messrs. James M. Ringler (Chairman), Edsel D. Dunford, Charles S. Locke, and U. Edwin Garrison. The Committee had two meetings in fiscal year 1996. All Committee members attended 75 percent or more of the Committee meetings while a member of the Committee.

  The Executive Committee may exercise all of the powers and authority of the Company's Board, except that the Committee does not have the power to amend the Company's By-Laws or Certificate of Incorporation (except to fix the designations, preferences, and other terms of any of its preferred stock); authorize the issuance of stock; declare dividends; adopt an agreement of merger or consolidation; adopt a certificate of ownership and merger under Delaware law; or recommend to Company stockholders the sale, lease, or exchange of all or substantially all of its property and assets, a dissolution of the Company or a revocation of a dissolution. Members of this Committee are Messrs. James R. Wilson (Chairman), U. Edwin Garrison, and Charles S. Locke. The Committee had no meetings in fiscal year 1996.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth information as of August 23, 1996, with respect to the shares of the Company's common stock which are held by persons known to the Company to be beneficial owners of more than five percent of such stock.

      NAME AND ADDRESS                  AMOUNT OF NATURE            PERCENT OF
    OF BENEFICIAL OWNERS          OF BENEFICIAL OWNERSHIP(/1/)        CLASS
    --------------------     -------------------------------------- ----------
FMR Corp.................... Aggregate Amount:            1,122,730     6.2
82 Devonshire Street         Sole Voting Power:(/2/)        166,280
Boston, Massachusetts 02109  Sole Dispositive Power:      1,122,730     6.2
                             Shared Dispositive Power:          -0-
GSB Investment Management
 Company.................... Aggregate Amount:            1,552,567     8.5
301 Commerce                 Sole Voting Power:             686,015     3.7
Suite 1501                   Sole Dispositive Power:            -0-
Ft. Worth, Texas 76102       Shared Dispositive Power:          -0-
Mellon Bank Corporation..... Aggregate Amount:            1,980,000    10.8
One Mellon Bank Center       Sole Voting Power:           1,980,000    10.8
Pittsburgh, Pennsylvania
 15258                       Shared Voting Power:               -0-
                             Sole Dispositive Power:(/2/)   146,000
                             Shared Dispositive Power:    1,834,000    10.1
The Prudential Insurance
 Company of America          Aggregate Amount:              959,100     5.2
751 Broad Street             Sole Voting Power:                 -0-
Newark, New Jersey 07102     Shared Voting Power:           956,100     5.2
                             Sole Dispositive Power:            -0-
                             Shared Dispositive Power:      956,100     5.2

- --------
(/1/As)reported on Schedule 13G or provided by the stockholder.
(/2/Less)than 1%.

  The following table shows the Company's common stock beneficially owned as of September 17, 1996, by each director and nominee for director and each of the Executive Officers named in the table on page 9, and the aggregate number of such shares beneficially owned by all directors and Executive Officers of the Company as a group (as used in this Proxy Statement the term "Executive Officer" means all officers of the Company designated as Executive Officers by the Board of Directors). Unless otherwise indicated in the footnotes, each named person and member of the group has sole voting and investment power with respect to the shares shown.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                                    SHARES
                                                                 BENEFICIALLY
       NAME                                                       OWNED(/1/)
       ----                                                      ------------
Neil A. Armstrong...............................................     1,100(/2/)
Winston N. Brundige.............................................    29,659
Michael P.C. Carns..............................................       200
Richard L. Corbin...............................................    26,200
Edsel D. Dunford................................................     3,000
U. Edwin Garrison...............................................    91,772
L. Dennis Kozlowski.............................................     1,000
Joseph A. Lombardo..............................................    57,687
Charles S. Locke................................................     2,562
James E. McNulty................................................    51,278
James M. Ringler................................................     1,000
William O. Studeman.............................................       100
Donald C. Trauscht..............................................       400
James R. Wilson.................................................   126,494
All directors, nominees and Executive Officers as a group
 (19 persons, including those named)............................   482,774

- --------
(/1/Including)shares which may be acquired presently or within 60 days upon exercise of stock options: Messrs. Brundige 16,195; Corbin 24,600; Garrison 54,000; Lombardo 55,700; McNulty 47,200; Wilson 120,650; and all directors, nominees, and Executive Officers as a group 396,928 shares.
(/2/)Owned by a pension trust in which Mr. Armstrong has sole voting and investment powers.

  No individual's beneficial holdings total more than one percent of the outstanding shares; the holdings of the group represent 2.6 percent of the outstanding shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  To the Company's knowledge based on review of copies of such reports furnished to the Company and written representations, all Forms 3, 4, and 5 required by Section 16(a) of the Securities Exchange Act of 1934 have been timely filed with respect to the most recently concluded fiscal year.

                            EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The Summary Compensation Table sets forth the compensation for the three fiscal years ended June 30, 1996, 1995 and 1994 both long-term and short-term, for services in all capacities earned by those individuals who were as of June 30, 1996, (i) the Chief Executive Officer and (ii) the other four most highly compensated Executive Officers of the Company and subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                       ANNUAL COMPENSATION               COMPENSATION
                              ------------------------------------- -----------------------
                                                                      AWARDS     PAYOUTS
                                                                    ---------- ------------
                                                                    SECURITIES
                                                                    UNDERLYING
       NAME AND                                     OTHER ANNUAL     OPTIONS/      LTIP         ALL OTHER
  PRINCIPAL POSITION     YEAR  SALARY  BONUS(/1/) COMPENSATION(/2/)   SARS #   PAYOUTS(/3/) COMPENSATION(/4/)
- -----------------------  ---- -------- ---------- ----------------- ---------- ------------ -----------------
James R. Wilson........  1996 $500,000  $330,860       $     0        35,000     $283,271        $4,750
 Chairman of the Board,  1995  425,000   467,500             0        30,000      266,030         4,458
 President and Chief     1994  320,750   347,000             0        40,000      133,936         6,336
 Executive Officer
Richard L. Corbin(/5/).  1996  225,000   124,454             0         7,600            0         4,725
 Senior Vice President   1995  210,000   189,000             0         5,000            0         6,300
 and Chief Financial
  Officer                1994   26,250         0             0        12,000            0           525
Joseph A. Lombardo.....  1996  230,000   127,266             0         7,600      227,180         4,300
 Vice President and      1995  215,000   175,988             0         9,500      111,000         4,159
 General Manager,        1994  185,000   166,514             0        10,000            0         4,740
 Space Operations
James E. McNulty.......  1996  207,000   102,000             0         6,700      178,072         4,680
 Executive Vice          1995  191,900   153,520             0         7,500      167,061         4,686
 President Human         1994  178,375   142,760       126,140        10,000       84,471         4,746
 Resources and
 Administration
Winston N. Brundige....  1996  175,000   119,370             0         6,700       55,440         4,650
 Vice President and      1995  165,000   132,000             0         7,500       57,000         4,950
 General Manager,        1994  132,000    75,900             0         4,500            0         3,795
 Defense
 and Launch Vehicles
 Division

- --------
(/1/Bonuses)accrued under the Company's Key Executive Bonus Plan are paid after the fiscal year in which they are accrued.
(/2/Amount)paid to Mr. McNulty represents Supplemental Cash Payment pursuant to stock options granted prior to fiscal year 1992.
(/3/The)fiscal year 1996 LTIP payouts were made in August 1996 from the Company's Key Executive Long-Term Incentive Plan for the Plan period July 1, 1993, through June 30, 1996. The fiscal year 1995 and fiscal year 1994 LTIP payouts were made with regard, respectively, to the three-year Plan periods ending June 30, 1995, and June 30, 1994. Mr. Corbin participates in the Plan, but will not be eligible for Plan benefits prior to completion of the three-year Plan period ending June 30, 1997. LTIP payments are made 50 percent in cash and 50 percent Company common stock valued at market on the date of issuance. Messrs. Wilson and McNulty received 1,573 and 982 shares of common stock respectively in 1994; Messrs. Wilson, Lombardo, and McNulty received 2,399, 835, and 1,381 shares respectively in 1995; and Messrs. Wilson, Lombardo, McNulty, and Brundige received 1,872, 1,052, 1,215, and 373 shares respectively in 1996.
(/4/The)amounts are the Company's matching contributions on behalf of each named individual who made salary deferals under the Company's Employee Savings and Investment Plan, a 401(k) plan. Amounts deferred are included in Salary compensation.
(/5/Mr.)Corbin was elected an Executive Officer in May 1994 when he joined the Company.

STOCK OPTION GRANTS IN FISCAL YEAR 1996

  The table below shows the Company's stock option grants in fiscal year 1996 to the named Executive Officers. The 1989 Stock Awards Plan, pursuant to which these grants were made, authorizes the Compensation Committee to grant stock options, stock appreciation rights, shares of restricted stock and other awards valued by reference to the Company's common stock.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                                                                                    VALUE
                                                                           AT ASSUMED ANNUAL RATES
                                                                               OF STOCK PRICE
                                                                           APPRECIATION FOR OPTION
                                INDIVIDUAL GRANTS(/1/)                            TERM(/2/)
                         -------------------------------------            -------------------------
                                       PERCENT OF
                          NUMBER OF      TOTAL
                          SECURITIES  OPTIONS/SARS EXERCISE OR
                          UNDERLYING   GRANTED TO  BASE PRICE
                         OPTIONS/SARS EMPLOYEES IN     PER     EXPIRATION
          NAME           GRANTED (#)  FISCAL YEAR     SHARE       DATE    0%      5%        10%
          ----           ------------ ------------ ----------- ---------- --- ---------- ----------
James R. Wilson.........    35,000        17.7       $34.375   8/17/2005  $ 0 $1,961,050 $3,116,628
Richard L. Corbin.......     7,600         3.8        34.375   8/17/2005    0    425,828    676,628
Joseph A. Lombardo......     7,600         3.8        34.375   8/17/2005    0    425,828    676,628
James E. McNulty........     6,700         3.4        34.375   8/17/2005    0    375,401    596,501
Winston N. Brundige.....     6,700         3.4        34.375   8/17/2005    0    375,401    595,501

- --------
(/1/All)stock option grants are issued at market value on the date of grant.
    Issued options are exercisable one year after the date of grant and have a ten year term. Options lapse three months after the date of termination of employment except for retirement, death, or disability. For Executive Officers named in the table and other key employees, the stock option grants prior to October 1993 contain limited stock appreciation rights exercisable immediately only upon the change of control of the Company as defined on page 13 under the section Termination of Employment and Change of Control Agreements. Options issued to Executive Officers and certain key employees prior to June 1992 contain supplemental cash payments (tax gross-up payments) provisions. No stock option grants awarded subsequent to June 1992 by the Compensation Committee contain supplemental cash payments. James E. McNulty has 12,200 options eligible for tax gross-up. One other Executive Officer has 708 options eligible for tax gross-up.
(/2/No)gain will be realized by an optionee without an increase in the price of the Company's common stock which will correspondingly increase the value of the common stock outstanding held by all stockholders. A 5 percent and a 10 percent gain would increase the total value of the Company's outstanding common stock by $1,019.7 million and $1,620.3 million respectively. There can be no assurance that the gains shown in the table will be realized since any gain is dependent on the performance of the Company's common stock price which is attributed to many factors including but not limited to Company performance and stock market conditions. The value of the realized gains shown in this table is provided solely for illustrative purposes only in compliance with rules promulgated by the Securities and Exchange Commission.

STOCK OPTIONS EXERCISED DURING FISCAL YEAR 1996

  The following table presents information regarding the exercise during fiscal year 1996 of options held by the named Executive Officers on June 30, 1996, to purchase shares of the Company's common stock and the value of unexercised stock options.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                   FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                      NUMBER OF     VALUE OF
                                                     SECURITIES    UNEXERCISED
                                                     UNDERLYING   IN-THE-MONEY
                                                     UNEXERCISED  OPTIONS/SARS
                                                    OPTIONS/SARS     AT FY-
                                                      AT FY-END     END(/1/)
                                                         (#)           ($)
                                                    ------------- -------------
                       SHARES ACQUIRED  VALUE(/2/)  EXERCISABLE/  EXERCISABLE/
NAME                   ON EXERCISE (#) REALIZED ($) UNEXERCISABLE UNEXERCISABLE
- ----                   --------------- ------------ ------------- -------------
James R. Wilson.......          0        $     0      120,650/0   $1,544,784/0
Richard L. Corbin.....          0              0       24,600/0      298,762/0
Joseph A. Lombardo....          0              0       55,700/0    1,047,971/0
James E. McNulty......          0              0       47,200/0      838,139/0
Winston N. Brundige...      6,555        165,188       16,195/0      169,748/0

- --------
(/1/Value)is calculated based on the closing New York Stock Exchange price of the Company's common stock as of June 28, 1996, minus the option exercise price.
(/2/Value)is calculated based on the average of the high and low New York
    Stock Exchange price on the day on which the option was exercised minus the option exercise price.

LONG-TERM COMPENSATION

  The following table sets forth information concerning the named Executive Officers participating in the Company's Key Executive Long-Term Incentive Plan for fiscal year 1996 for the three-year Plan period beginning July 1, 1995, and ending June 30, 1998.

                           LONG-TERM INCENTIVE PLAN
                          AWARDS IN LAST FISCAL YEAR

                                                       ESTIMATED FUTURE PAYOUTS
                                                        UNDER NON-STOCK PRICE -
                                      PERFORMANCES OR      BASED PLANS(/1/)
                                        OTHER PERIOD   -------------------------
                                      UNTIL MATURATION     $        $       $
NAME                                     OR PAYOUT     THRESHOLD TARGET  MAXIMUM
- ----                                  ---------------- --------- ------- -------
James R. Wilson......................     3 Years       106,250  425,000 850,000
Richard L. Corbin....................     3 Years        42,000  168,000 336,000
Joseph A. Lombardo...................     3 Years        43,000  172,000 344,000
James E. McNulty.....................     3 Years        35,981  143,925 287,850
Winston N. Brundige..................     3 Years        30,937  123,750 247,500

- --------
(/1/Awards)under the Company's Executive Long-Term Incentive Plan are based on attainment of predetermined earnings per share goals and return on capital for Executive Officers who are not also operating unit heads. For Executive Officers and other key employees who are also operating unit managers participating in the Plan, awards are based on attainment of predetermined goals, including pretax profit and return on total investment goals. The Plan provides that bonus payments may be paid in cash or a combination of cash and stock. The stock is valued at market value on the date payment is made. Estimated Future Payouts are for the fiscal year 1996 Plan Period.

  The Plan provides a target bonus opportunity based on a percentage of each participant's base annual compensation determined by the participant's salary grade. The opportunity ranges from 60 percent of base annual compensation for the lowest salary grade covered by the Plan to 100 percent of base annual compensation for the highest salary grade covered by the Plan. The amount of the bonus award paid will vary from 25 percent of the target bonus opportunity being paid if the threshold bonus opportunity goals are achieved; 100 percent of the target bonus opportunity if the target bonus goals are achieved; and a maximum bonus of 200 percent of the target bonus opportunity if the maximum bonus targets are achieved.

RETIREMENT PLAN

  The Company maintains a defined benefit Pension Plan for non-bargaining unit employees and funds its entire cost. The following table shows the estimated annual benefits payable upon retirement (including amounts attributable to the defined benefit excess plan) for the specified compensation and years of service.

                              PENSION PLAN TABLE

                                  YEARS OF SERVICE
              ---------------------------------------------------------
REMUNERATION     15       20       25       30        35         40
- ------------  -------- -------- -------- -------- ---------- ----------
 $  200,000   $ 57,553 $ 78,821 $100,089 $121,357 $  142,624 $  157,424
    400,000    118,203  161,771  205,339  248,907    292,474    322,074
    600,000    178,853  244,721  318,589  376,457    442,324    486,724
    800,000    239,503  327,671  415,839  504,007    592,174    651,374
  1,000,000    300,153  410,621  521,089  631,557    742,024    816,024
  1,500,000    451,778  617,996  784,214  950,432  1,116,649  1,227,649

  As of June 30, 1996, the named Executive Officers had the following credit service for determining pension benefits: James R. Wilson, 7 years; Richard L. Corbin, 2 years; Joseph A. Lombardo, 7 years; James E. McNulty, 7 years; and Winston N. Brundige, 24 years.

  All of the Executive Officers named in the Summary Compensation Table participate in the Plan. Pension benefits are based on the average earnings for the highest five consecutive years of the final ten years of service. Compensation included in the final average earnings for pension benefit computation includes base annual salary and annual bonuses but excludes payments from the Company's Executive Long-Term Incentive Plan and all other annual compensation shown in the Summary Compensation Table. Unreduced pension benefits are calculated pursuant to the Plan's benefit formula as a straight life annuity payable at age 67. Executive Officers of the Company retire at age 65. Benefits may be payable in the form of a joint and survivor or a ten-year certain option. Also, Messrs. Wilson, Corbin, Lombardo, McNulty and Brundige participate in an unfunded survivors income benefit plan which provides benefits to a surviving spouse of approximately 50 percent of a participant's base pay at death and continues until the participant would have attained age 65.

  Because the Pension Plan is subject to the benefit and compensation limits under the Internal Revenue Code of 1986 (the "Code"), the Company has established an unfunded Excess Benefit Plan that provides for payment of amounts that would have been paid to employees under the pension formula absent the benefit limitations of the Code.

  The Company also maintains a Supplemental Executive Retirement Plan ("SERP") designed to provide unfunded supplemental retirement benefits to certain Executive Officers and key employees of the Company. The SERP is designed to provide such selected employees a benefit at retirement equal to 60 percent of the participant's average five highest consecutive years of compensation during the last ten years. Plan benefits are offset by amounts the participant receives from the Company's Retirement Plan, Excess Benefit Plan, and any pension benefits received from other employer plans including military pensions. A reduced early retirement benefit is available only at the discretion of the Chairman of the Board or President. The SERP provides accelerated benefit accrual, vesting, and payment in the event of death and a change of control of the Company as defined by the Board of Directors. Messrs. Wilson, Lombardo, Corbin, and McNulty participate in the SERP.

  The Company may fund and secure all or a part of the Excess Benefit Plan and SERP benefits through the use of a "Rabbi" Trust meeting the Code requirements. All such funding is subject to the claims of the Company's creditors.

                                TERMINATION OF
                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

  The Company has entered into change of control employment agreements with Messrs. Wilson, Corbin, Lombardo, McNulty, and Brundige and with certain other key employees. These agreements are intended to provide for continuity of employment in the event of a change of control as defined by the agreements, including the following events: (i) acquisition by any person of 20 percent or more of the voting securities of the Company; (ii) changes of the "incumbent Board" as defined in the agreements; (iii) reorganization, merger, or consolidation of the Company; or (iv) liquidation or sale of the Company. Each of the agreements requires continued employment of the executive following a change of control on a basis equivalent to his employment immediately before such change. In the event that during the three-year period following a change of control, the executive terminates his employment for "good reason" (as defined in the agreements) or for any reason during the 30-day period commencing one year after the change of control or the Company terminates the executive's employment "without cause" (as defined in the agreements), the executive would be entitled to receive a lump sum payment equal to three times the sum of the executive's salary, average long-term bonus, and highest annual bonus plus service and earnings credits under any Company retirement plan which would have been earned during the employment period and the continuance of fringe benefits during the three years after such termination. The agreements provide that payments from the Company which (a) constitute "parachute payments" as defined in Section 280G of the Code and (b) would subject the executive to the 20 percent excise tax (the "Excise Tax") contained in Section 4999 of the Code, will be "grossed up" by an additional payment in an amount defined by the agreements which takes into account the Excise Tax, tax penalties, and interest, as the case may be, with respect to any such "parachute payments." The amounts of such parachute payments, pursuant to the terms described above, are only determinable with specificity on the date such payment obligations, if any, are triggered. With respect to the salary, annual bonuses, and long-term bonuses shown in the Summary Compensation Table, the estimated benefits payable under the foregoing agreements for Messrs. Wilson, Corbin, Lombardo, McNulty, and Brundige are $7.0, $3.4, $4.1, $2.8, and $1.4 million respectively.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Compensation Policy

  The Committee's Compensation Policy is designed to provide a competitive compensation program which will attract, retain, motivate, and reward talented individuals as Executive Officers and as key employees of the Company. The compensation program is administered by the Committee. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Executive Vice President of Human Resources and Administration. The components of the program include base annual salary, short and long-term incentives, benefits, and perquisites. Compensation grades, ranges, and midpoints adopted by the Committee are set based upon nationally recognized compensation databases: (i) the Hewitt Management Compensation Survey 777 consisting of 287 companies, (ii) Towers Perrin Compensation Data Bank consisting of 438 companies, and (iii) the Summit (AIA) survey of 56 aerospace companies. Although there are many other companies represented in these compensation surveys, the Committee also considers the compensation of peer group companies contained in the Standard & Poor's Aerospace/Defense Index. Base salaries are set to correspond approximately with the mean of salaries offered for like positions by comparable companies in the compensation surveys. Short and long-term incentives are designed to provide above average total compensation when performance of the Company or an operating unit is above targets set by the Committee. Annual incentives are related to the Company and operating unit performance and an individual's achievement of qualitative individual and strategic goals. Long-term incentives are designed to balance executive management focus between short and long-term goals and to provide capital accumulation linked to Company or operating unit performance. The total compensation program is designed to reflect the overall level of the Company's or operating unit's financial performance and achievement of strategic goals. Total compensation will vary from year to year depending on the actual performance achieved against the predetermined goals set both financially and qualitatively. The Committee deems the specific details of financial goals, including earnings per share and return on investment and specific subjectively measured qualitative goals, are proprietary and confidential information, the disclosure of which would reveal future strategies and plans of the Company not otherwise disclosed.

  During fiscal year 1996, the Committee completed its annual review of the compensation programs to determine the continuing effectiveness of the major compensation components. As a result of such review, the Committee determined it was in the best interests of the Company to amend the Key Executive Bonus Plan permitting the Committee discretion to provide incentives for Plan participant's achievement (as well as penalties for non-achievement) of certain predetermined qualitative strategic operating and financial goals not necessarily tied to earnings performance of the Company. The Committee also determined an additional common stock authorization under the Company's Stock Awards Plan was required in order for the Committee to continue its program of equity based compensation for key employees of the Company and the need for such stock based compensation to be tax deductible. The Committee recommended the Board adopt the Thiokol Corporation 1996 Stock Awards Plan with a 1,000,000 share authorization designed in a manner permitting the tax deductibility for the Company of stock based compensation to the extent such compensation exceeds the $1 million compensation limit of Internal Revenue Code Section 162(m). Stock option grants made from the Plan are contingent on stockholder approval at the 1996 Annual Meeting. No grants were made from the new Plan during fiscal year 1996.

  For the compensation program's financial incentives, the Committee also reviewed the impact of the charges to earnings taken by the Company in the second and third quarters of fiscal year 1996 for restructuring the Company's fastening systems operations and inventory "write downs." The Committee concluded it was in the best interests of the Company and Plan participants that the impact of these charges and write downs be excluded for measuring the level of achievement of the financial performance results against the financial goals previously established by the Committee for the Executive Long-Term Incentive Plan, but would be considered in determining the financial results against predetermined goals for the annual incentive plans. The Committee concluded that by excluding such charges, the impact on the compensation plans for the current and subsequent fiscal years would be minimized and the compensation objectives of such plans preserved.

  The Committee also reviewed the impact of the Company's adjustment of the federal income tax reserve and determined it was in the best interest of the Company and Plan participants that the favorable earning impact of such tax adjustment be excluded from the measurement of the achievement of the financial results for the annual incentive plans, but would be included in measuring financial performance results in the Executive Long-Term Incentive Plan. Such recognition reflects the successful efforts of the participants in the program in achieving the favorable tax results over a period of several years.

  The principal elements of the compensation program administered by the Committee under the Compensation Policy for the Chief Executive Officer; the Executive Officers, including the Chief Executive Officer; and other key employees are as follows:

Base Annual Salary

  Base annual salaries are set against established salary grades reflecting the position, duties, and level of responsibilities of each Executive Officer, including the Chief Executive Officer, and each other key employee. For each salary grade, a salary range has been established consisting of maximum and minimum levels evenly distributed around a midpoint based on the compensation survey data discussed above. Base annual salaries are reviewed annually and adjusted within the established salary ranges for each salary grade to reflect individual performance and profitability of the Company or operating unit. Periodically, salary grades, compensation ranges, and midpoints are reviewed and adjusted so as to remain competitive with the marketplace as determined from the compensation databases. During fiscal year 1996, salary ranges, including those for Executive Officers, were adjusted reflecting a modest increase (two percent) in competitive market conditions.

Annual Bonus Program

  The Key Executive Bonus Plan established by the Committee, and approved by the Board, as an annual incentive compensation plan provides cash incentive opportunities to Executive Officers and other key employees selected by the Committee. Each bonus amount is based upon the Company or respective operating unit achieving predetermined earnings goals and the attainment of individual qualitative strategic goals relative to the participant's position, duties, and responsibilities with the Company ("Target Bonus Goals"). The Board of Directors sets the Company's earnings goals effective the beginning of the fiscal year. With review and approval by the Compensation Committee, the Chief Executive Officer sets the earnings and strategic goals for operating unit participants. During fiscal year 1996, the Plan was amended by the Committee permitting Committee discretion to provide incentives for Plan participants (as well as penalties for non-achievement) of certain predetermined qualitative strategic, operating, and financial goals not necessarily tied to earnings of the Company ("Strategic Goals").

  The Target Bonus Opportunity set for each Plan participant is a percentage of the participant's base annual compensation. The percentage is determined by the participant's salary grade and ranges from 30 percent of base annual compensation for the lowest salary grade covered by the Plan to 60 percent of base annual compensation for the highest salary grade.

  The amount of each actual cash bonus paid is based on the Company's or operating unit's earnings performance compared to predetermined earnings goals and in the discretion of the Committee, the determination of the level of attainment of Plan participants' Strategic Goals. Strategic Goals will vary for each Executive Officer depending on position and responsibility. Fiscal Year 1996 Strategic Goals and other major significant accomplishments included completion of a restructuring plan for the reorganization of the strategic and defense operations into a new operating division, Defense and Launch Vehicles Division; restructuring of the operation of the fastening systems business segment to improve operating and financial performance; completion of the planned investment in the Howmet acquisition; achievement of sales and marketing plans; new product development; customer satisfaction; quality; cost reduction; and safety and environmental management. The cash bonus percentages range from: (i) 0 percent of the Target Bonus if Target Bonus Goals are not met, (ii) 40 percent to 100 percent of the Target Bonus if Target Bonus Goals are partially or fully achieved (at least 95 percent of the Target Bonus Goals must be achieved); and (iii) up to a maximum of 200 percent of the Target Bonus depending on the level by which Target Bonus Goals are exceeded by actual performance results. The amount of the annual bonus paid on achievement in the discretion of the Committee of the subjectively measured qualitative Strategic Goals will range to 25 percent of the Target Bonus Opportunity. The amount of the annual bonus paid on achievement of the earnings goal will range from a threshold of 40 percent of the Target Bonus Opportunity to a maximum of 200 percent of the Target Bonus Opportunity which is also the maximum bonus payable under the Plan. If, for example, the earnings goal is achieved and in the discretion of the Committee all the Strategic Goals are met, a bonus payment will be made of 125 percent of the Target Bonus Opportunity: 100 percent representing the achievement of the earnings goal and 25 percent representing achievement of the Strategic Goals. If in the discretion of the Committee, the Strategic Goals are not met, no bonus is paid to a Plan participant notwithstanding the achievement of the predetermined earnings goals. In the event that earnings goals are not met, a Plan participant may receive a bonus of up to 25 percent of the Target Bonus Opportunity, if in the discretion of the Committee the Strategic Goals were achieved.

  The Plan also permits the Committee to designate employees including Executive Officers as Special Participants to receive discretionary bonus payments made by the Committee in recognition of outstanding achievements or accomplishments. During the fiscal year, four named Executive Officers, including the Chief Executive Officer, received such discretionary bonuses reflecting significant operating achievements including the negotiations and completion of the Howmet transaction.

  Although the actual earnings for the fiscal year, adjusted for annual bonus purposes in the manner described above, did not meet the earnings goals set at the beginning of the fiscal year for the Company on a consolidated basis, earnings goals for certain operating units were met or exceeded. Annual bonuses accrued for fiscal year 1996 reflect the level of earnings achieved for Corporate or operation unit plan participants, achievement of strategic goals, and discretionary bonuses paid by the Committee to Special Participants, all Executive Officers, including the Chief Executive Officer, named in the Summary Compensation Table earned bonuses from the Plan.

Long-Term Incentive Plan

  The Key Executive Long-Term Incentive Plan adopted by the Committee, and approved by the Board, is designed as a long-term incentive program for Executive Officers and other key employees in a position to substantially influence the performance of the Company. The Plan authorizes incentive bonuses based on achievement over a three-year period of specific financial goals predetermined by the Committee for the Company and its operating units. The financial goals are based on earnings per share growth and return on total capital of the Company for each three-year period. For each operating unit manager of the Company, the financial goals are growth in operating profits and return on total investment at that unit.

  The Target Incentive Bonus opportunity is a percentage of each participant's base annual compensation determined by the participant's salary grade. Targets range from 60 percent of base annual compensation for the lowest salary grade covered by the Plan to 100 percent of base annual compensation for the highest salary grade. The amount of the long term incentive bonus payment is formula based and is equal to 50 percent of the Target Bonus Opportunity being awarded on the achievement of earnings per share goals and 50 percent on the achievement of return on capital or investment goals, as the case may be, depending if the employee is a corporate or operating unit participant. The Plan provides that the after tax payment of the bonus award is a combination of cash and common stock of the Company reflecting the Committee's commitment to encourage ownership of Company stock by Executive Officers and key employees participating in the Plan.

  Upon completion of a three-year performance period, the bonus paid to a participant, subject to approval by the Committee, is based on the financial goals achieved by the Company or operating unit, as the case may be, in relationship to the financial goals set by the Committee at the beginning of the Plan period. Actual performance, which varies from these goals, results in individual awards that range from 0 percent to 200 percent of Target Incentive Bonus Opportunity. For the three-year Plan period ending June 30, 1996, the Company's financial performance (measured in terms of earnings per share and return on capital or investment) adjusted in the manner previously described, met, or in the case of certain operating units, met or exceeded the goals set at the beginning of the Plan period commencing July 1, 1993. Messrs. Wilson, Lombardo, McNulty, and Brundige have earned bonuses from the Plan. Richard L. Corbin will be eligible for a bonus payment, if earned, for the plan period ending June 30, 1997.

Stock Options

  Under the Company's 1989 Stock Awards Plan approved by shareholders, the Committee is authorized to grant stock options, stock appreciation rights, shares of restricted stock, and other stock awards. The number of shares granted to an individual is based on Committee established guidelines relating to the recipient's position, salary grade, and stock price. The calculation of the shares in an award is determined in part by dividing the midpoint of an individual's salary range by the Company's stock price. An individual's past performance in meeting strategic goals and the number of shares granted in prior awards may also be considered by the Committee in its discretion in determining the number of shares in the grant to be awarded. Stock options granted by the Committee in August 1995 reflect the results of the Committee's review of its stock option policy. The Committee has determined that providing stock based compensation awards to Executive Officers and other key employees who are in a position to impact the future performance of the Company continues to be an integral part of the compensation package at this time given industry practice.

Perquisites

  The Committee reviews annually the Executive Officers', including the Chief Executive Officer's, perquisites to determine if they are competitive and reflect the usual and customary industry practices based on compensation survey data.

Determination of the Chief Executive Officer's Compensation

  The fiscal year 1996 compensation for Mr. James R. Wilson, Chairman of the Board, President and Chief Executive Officer, consists of a base annual salary, an annual bonus, long term incentive bonus, stock option grant, employee benefits provided to salaried employees as a group, and perquisites that are usual and customary for the position.

  The Committee has determined Mr. Wilson's salary grade, salary range, and midpoint based on his position as Chairman of the Board, President and Chief Executive Officer using the salary data described above. The size of the Company; the aerospace, defense, and fastening systems industries and the markets the Company serves; as well as Mr. Wilson's participation on the Board of Directors of Howmet in which the Company maintains a 49 percent equity ownership with call option for 100 percent equity ownership, were considered by the Committee in setting Mr. Wilson's salary level for fiscal year 1996. Mr. Wilson's base annual salary was correspondingly increased from $500,000 to $540,000 effective October 1, 1996, as the result of such review. Mr. Wilson's new base annual salary, with a Compa ratio of 105 (base compensation in relationship to the midpoint of the salary range to the corresponding salary grade), effectively provides Mr. Wilson with compensation that falls within the range of salaries for comparable positions based on the salary survey data and reflects the Committee's continuing policy of providing a competitive compensation program.

  Pursuant to the terms of the Key Executive Bonus Plan, Mr. Wilson's target bonus opportunity is set at 55 percent of his base annual compensation with a threshold bonus opportunity of 40 percent of target bonus and a maximum bonus opportunity of 200 percent of target bonus. Under the terms of the Key Executive Long-Term Incentive Bonus Plan for the three year plan beginning July 1, 1996, and ending June 30, 1999, Mr. Wilson's target bonus opportunity was set at 100 percent of base annual compensation at July 1, 1996. The threshold bonus opportunity under this long-term incentive plan is 25 percent of target bonus opportunity and the maximum bonus opportunity is 200 percent of target.

  For fiscal year 1996, Mr. Wilson received an annual bonus award of $66,172 or 25 percent of his Target Bonus Opportunity. Pursuant to the terms of the Key Executive Bonus Plan, no award was made for the achievement of the earnings per share goals, and remainder of the payment reflects the payment of 25 percent of Mr. Wilson's Target Bonus Opportunity for the achievement of his subjectively measured Strategic Goals. Both the financial and qualitative goals were set at the beginning of the fiscal year. As a Special Participant in the Key Executive Bonus Plan, the Committee also awarded Mr. Wilson a special discretionary bonus of $264,688 for outstanding achievement on the negotiations and completion of the Howmet transaction strategically positioning the Company in commercial business less dependent on Government spending and the strategic work to reposition the fastener systems business segment for improved operating and financial performance.

  Mr. Wilson's Key Executive Long-Term Incentive Plan bonus plan payment of $283,271 represents the achievement of earnings per share and return on capital financial goals exceeding the target goals established at the beginning of the three year plan period beginning July 1, 1993. This bonus payment is paid 50 percent in cash and 50 percent in Company common stock based on the market price of the date of the award.

  Mr. Wilson's compensation and the compensation of the other named Executive Officers in the Summary Compensation Table reflect the financial performance of the Company and its operating units in an environment of continuing reductions in federal spending on defense and aerospace programs and accomplishment of strategic actions for repositioning the Company in commercial markets and making the Company less dependent on defense and aerospace programs. Since the beginning of the five year performance period beginning July 1, 1991, and ending June 30, 1996, total shareholder value including the assumed reinvestment of dividends, has increased approximately 293 percent compared to the Standard & Poor's 500 Index of 207 percent. During the fiscal year 1996, earnings per share were maintained on a declining sales base and on lower volumes at Company operations serving defense related markets. The fastening systems segment restructuring, inventory write downs, management reorganization, and implementation of cost reduction initiatives are expected to position this business segment for improved operating and financial performance. The successful negotiation and completion of the investment in Howmet strategically positions the Company in commercial markets when the call option to acquire the remaining equity is exercised. The fiscal year ended with the Space Shuttle contract well managed in terms of motor performance, delivery, and cost management. The completion of significant tax audits permitting a corresponding reduction in the tax reserves with favorable earnings results was achieved.

1993 Tax Act Compensation Limits

  Section 162(m) of the Code adopted under the 1993 tax law changes, restricts the tax deductibility for certain non-formula performance based executive compensation exceeding $1 million. Mr. Wilson's compensation exceeds the $1 million compensation limit for fiscal year 1996. To the extent that such compensation in excess of the $1 million dollar limit does not meet the performance base compensation requirements, the Company may not receive the benefit of a corresponding tax deduction. The Committee has determined that applying discretion in determining all or part of the criteria for Mr. Wilson's incentive compensation awards for fiscal year 1996 outweighs the tax benefit of the corresponding tax deduction that might otherwise have been received for such compensation meeting Internal Revenue Code requirements. During the 1996 fiscal year, the Committee reviewed compensation plans and determined that it was in the interest of the Company to provide for the tax deductibility of stock based compensation derived from stock option grants awarded pursuant to the establishment of the 1996 Thiokol Corporation Stock Awards Plan submitted to stockholders for approval at the 1996 Annual Meeting. The Committee also determined that it was in the best interest of the Company to maintain flexibility in the Key Executive Bonus Plan to make bonus awards or otherwise adjust bonuses to meet certain objectives not necessarily relating to short term annual performance results. To the extent that compensation derived from the annual bonus plan or the long-term incentive plan exceeds the Tax Code's $1 million dollar compensation limit, such compensation may not be tax deductible for the Company.

                                          COMPENSATION COMMITTEE

                                            Charles S. Locke, Chairman

                                            Edsel D. Dunford

                                            L. Dennis Kozlowski

                                            James M. Ringler

  The report of the Compensation Committee and the following stock performance graph are not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

                               PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative stockholder return reflected by dollars on the common stock of the Company for the five year period beginning July 1, 1991, and ending June 30, 1996, as measured against (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Aerospace and Defense Index.

  The returns shown assume that $100 was invested in Thiokol Corporation common stock starting on July 1, 1991. The returns shown also assume that all dividends paid during the five year period were reinvested.


                       [PERFORMANCE GRAPH APPEARS HERE]

                                      6/91    6/92   6/93   6/94   6/95   6/96
                                     ------- ------ ------ ------ ------ ------
Thiokol Corporation................. $100.00 108.02 151.53 171.66 220.67 293.27
Standard & Poor's 500 Index......... $100.00 113.49 128.93 130.66 164.71 207.63
Standard & Poor's Aerospace/Defense
 Index.............................. $100.00 101.36 131.30 156.98 217.60 298.86

      2. PROPOSAL TO ADOPT THE THIOKOL CORPORATION 1996 STOCK AWARDS PLAN

Description of the Plan

  On June 20, 1996, the Board of Directors adopted the Thiokol Corporation 1996 Stock Awards Plan (the "1996 Plan") subject to stockholders' approval at the 1996 Annual Meeting. The 1996 Plan provides for the authorization of one million shares of the Company's common stock that may be issued and as to which stock options, Stock Appreciation Rights, and restricted stock ("Awards") may be granted under the 1996 Plan. Material terms of the 1996 Plan are summarized below. The full text of the Plan is set forth as Exhibit A to this Proxy Statement.

  The 1996 Plan being presented to stockholders for approval is designed to comply with Code Section 162(m) preserving for the Company the tax deduction for stock based compensation for key employees derived from the stock awards made from the Plan. The 1996 Plan will replace the 1989 Stock Awards Plan which does not meet Code Section 162(m) requirements and has 19,719 authorized shares remaining available for grant. The Plan also provides for a one million share authorization to permit the Compensation Committee (the "Committee") to continue providing stock based compensation awards to employees of the Company and its affiliates in which the Company has a direct or indirect equity interest as defined by the Committee. The Plan is administered by the Committee consisting of two or more directors of the Company who are "outside directors" as the term is used in Code Section 162(m) and "Non-Employee" directors for the purpose of Rule 16-b3.

  The terms of the Plan permit the Committee to make stock option grants which may be Incentive Stock Options within the meaning of Code Section 422 or other forms of nonqualified stock options as the Committee may determine. The exercise price of all options granted must be at not less than 100 percent of the fair market value of the Company's common stock on the date of grant. The term of the option is set by the Committee; and in the case of Incentive Stock Options, the term shall not be more than 10 years. Options may be exercised in whole or in part during the term of the grant in cash, common stock of the Company with fair market value on the date of grant equal to the aggregate exercise price ("stock swaps"), a combination of cash or common stock, or with other good and valuable consideration determined by the Committee pursuant to the terms of the Plan.

  The Plan permits the Committee to grant Stock Appreciation Rights (SAR's) on terms and conditions not inconsistent with the terms of the Plan at not less than 100 percent of the fair market value of the common stock on the date of grant. SAR's may be issued in tandem with an option. The amount payable by the Company must be paid in Company common stock valued at the fair market value on the date of exercise, cash, or a combination of both.

  The Plan permits the Committee to issue restricted stock on such terms and conditions as the Committee may determine not inconsistent with the terms of the Plan including shares of common stock earned under any of the Company's compensation plans.

  The maximum number of shares of common stock with respect to which awards may be granted under the Plan during any calendar year to a single plan participant shall not exceed 400,000 shares.

  All awards made by the Committee shall be made by written agreement which shall contain such terms and conditions that are consistent with Code Section 162(m) and Code Section 422 in respect to the award of Incentive Stock Options. Such written agreement shall set forth the terms among others under which such awards shall vest; are exercisable, including termination of employment, death, disability, retirement and change of control of the Company, and the method and manner of payment.

  No award made under the Plan is transferable by a participant except pursuant to the terms of a designation of beneficiary and the laws of dissent and distribution or pursuant to a qualified domestic relations order as defined by the Employee Retirement Income Security Act of 1974.

  Awards are subject to adjustment to reflect any changes in the outstanding common stock of the Company or other changes affecting shares, including adjustments in the number of shares available for issuance, shares covered by an outstanding award, or adjustment in price that become necessary to prevent a dilution or enlargement of benefits or potential benefits under the Plan.

  The Committee has the power to withhold taxes or require participants to remit to the Company such amounts as required to satisfy tax withholding obligations either in cash or common stock or a combination of both.

  The Plan shall be administered by the Committee, which in its sole discretion, has the authority to select participants; and to make such awards in such form and amount it desires; and impose limitations, restrictions, and conditions on the award granted and the exercise not otherwise inconsistent with the terms of the Plan. The Committee shall have such other administrative powers conferred to the Committee by the Plan including Plan interpretation and rules and procedures of Plan administration.

  The effective date of the Plan is August 15, 1996, subject to stockholder approval within twelve months of the effective date. Awards may be issued prior to stockholder approval, but no award shall vest prior to the Plan's approval by stockholders. In the event that stockholder approval is not obtained within the twelve month period, all awards are canceled and become null and void. The Plan will terminate August 14, 2006. The Board of Directors or Committee may amend or terminate the Plan provided, however, that such amendment shall only be made without stockholder approval as permitted by law and the stock exchanges where the Company's common stock is listed.

Federal Income Tax Consequences of the 1996 Plan

  The following discussion is limited to federal income tax laws and does not discuss income tax laws of any state. There is no assurance that such federal income tax laws will not change.

  The 1996 Plan is not a qualified plan under Code Section 401(a) and is not subject to the provisions of the Employee Retirement Income Security Act.

  Stock Options. The grant of an incentive stock option or a nonqualified stock option would not result in income for the participant or in a deduction for the Company.

  The exercise of a nonqualified stock option would result in ordinary income for the participant and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

  The exercise of an incentive stock option would not result in income for the participant if the participant does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain, and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

  If the participant disposes of the shares prior to the expiration of either of the holding periods (such as in the case of a "cashless" stock option exercise or other disposition), the participant would recognize ordinary income, and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain or additional ordinary income as determined by the holding period.

  Stock Appreciation Rights. The grant of a SAR would not result in income for the participant or in a deduction for the Company. Upon the exercise of a SAR, the participant would recognize ordinary income, and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding would be required.

  Restricted Stock Grants. The grant of Restricted Stock should not result in income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. If there are no such restrictions (such as the issuance of shares in connection with awards from other Company compensation plans), the participant would recognize ordinary income upon receipt of the shares. Dividends paid to the participant while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the participant would receive ordinary income, and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding would be required.

  The following table shows certain information with respect to fiscal year 1997 stock option grants contingently awarded by the Compensation Committee, subject to the Plan's approval by stockholders, to Messrs. Wilson, Corbin, Lombardo, and McNulty. No other grants have been issued to directors or other Executive officers not otherwise set forth on the table below. Such other awards that may be issued under the Plan are not determinable at this time.

                               NEW PLAN BENEFITS
                             1996 STOCK AWARD PLAN

                                                              DOLLAR    NUMBER
NAME AND POSITION                                            VALUE(1) OF  SHARES
- -----------------                                            -------- ----------
James R. Wilson............................................. $218,750   35,000
Chairman of the Board,
President and Chief Executive Officer
Richard L. Corbin...........................................   46,875    7,500
Senior Vice President
and Chief Financial Officer
Joseph A. Lombardo..........................................   46,875    7,500
Vice President and General Manager,
Space Operations
James E. McNulty............................................   46,875    7,500
Executive Vice President
Human Resources and Administration

- --------
(1) Based on the difference of $38.625 per share, the fair market value of the Company's Common Stock on August 15, 1996, the date of grant and $44.875, the closing market price of the Company's Common Stock on New York Stock Exchange on September 6, 1996.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO ADOPT THE THIOKOL CORPORATION 1996 STOCK AWARDS PLAN.

            3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Upon recommendation by the Audit Committee, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as its independent auditors for the fiscal year ending June 30, 1997. At the Board's direction, the appointment of Ernst & Young is being presented to the stockholders for ratification at the 1996 meeting. While ratification is not required by law or the Company's Certificate of Incorporation or By-Laws, the Board believes that such ratification is desirable. In the event this appointment is not ratified by stockholders, the Board will consider that fact when it appoints independent auditors for the next fiscal year.

  Ernst & Young was the Company's independent auditors for fiscal year 1996 and for all prior years since 1969. Audit services provided to the Company by Ernst & Young during fiscal year 1996 consisted of examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various related reports, as well as services relating to filings with the Securities and Exchange Commission, and pension, savings, and welfare plan audits.

  Representatives of Ernst & Young are expected to be present at the 1996 Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions relating to that firm's examination of the Company's financial statements for fiscal year 1996.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG.

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  Management does not now intend to bring before the 1996 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of stockholders be properly brought before the meeting by or at the direction of the Board of Directors, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

  For business to be properly brought before an annual stockholders' meeting by a stockholder, advance written notice in accordance with the By-Laws of the Company must be received by the Corporate Secretary of the Company at its principal executive offices.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Stockholder proposals intended for the proxy statement for the 1997 Annual Stockholders' Meeting must be received by the Corporate Secretary of the Company at its principal executive offices no later than May 22, 1997.

                          ANNUAL REPORT AND FORM 10-K

  The Company will provide, without charge, upon written request from any person solicited herein, a copy of the Thiokol Corporation Annual Report and Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to the Director of Investor Relations, Thiokol Corporation, 2475 Washington Blvd., Ogden, Utah 84401-2398.

                                          By Order of the Board of Directors,

                                          Edwin M. North
                                          Secretary

Ogden, Utah
September 20, 1996

                                                                      EXHIBIT A

                              THIOKOL CORPORATION

                            1996 STOCK AWARDS PLAN

  1. PURPOSE. The purpose of the Thiokol Corporation 1996 Stock Awards Plan (the "Plan") is to promote the long term financial interests and growth of Thiokol Corporation (the "Company") by (a) attracting and retaining executive personnel, (b) motivating executive personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations; and (d) furthering the identity of interests of Participants with those of the stockholders of the Company.

  2. DEFINITIONS. The following definitions are applicable to the Plan:

    "Affiliate" means any entity in which the Company has a direct or indirect equity interest which is so designated by the Committee.

    "Award Limit" means 400,000 shares of Common Stock.

    "Code" means the Internal Revenue Code of 1986, as amended, and any successor statue.

    "Committee" means a committee of two or more directors of the Company who are "outside directors" as such term is used in Section 162(m) of the Code and Non-Employee Directors for purposes of Rule 16b-3.

    "Common Stock" means the common stock, $1.00 par value, of the Company or such other securities as may be substituted therefore pursuant to paragraph 6(e).

    "Employee" means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any Affiliate.

    The "Fair Market Value" of a share of Common Stock means the average between the highest and lowest quoted selling prices of the common stock on the New York Stock Exchange on pertinent option grant date or exercise date.

    "Participant" means any key Employee of the Company or an Affiliate selected by the Committee.

    "QDRO" means a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

    "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as such rule is amended from time to time, or any successor rule.

  3. LIMITATION ON AGGREGATE SHARES. The number of shares of common stock with respect to which awards may be granted under the Plan shall not exceed 1,000,000 shares. Such 1,000,000 shares of common stock may be either previously authorized but unissued shares, treasury shares, or a combination thereof, as the Committee shall determine. The maximum number of shares of common stock with respect to which awards may be granted under the Plan during any calendar year to a single Participant may not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit. Furthermore, to the extent required by
Section 162(m) of the Code, if, after grant of a Stock Appreciation Right ("SAR"), the base amount on which stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Company's Common Stock, the transaction is treated as a cancellation of the SAR and a grant of a new SAR and both the SAR deemed to be canceled and the SAR deemed to be granted are counted against the Award Limit.

  4. ADD-BACK OF OPTIONS AND OTHER RIGHTS. If any Option, other right to acquire shares of Common Stock under this Plan, or any other award, expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by this Plan, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section
3. Furthermore, any shares subject to Options or other awards which are adjusted pursuant to Section 6(e) and become exercisable with respect to shares of stock of another corporation shall be considered canceled and may again be optioned, granted or awarded hereunder, subject to the limitations of
Section 3. Shares of Common Stock which are delivered by the Participant or withheld by the Company upon the exercise of any Option or other award under this Plan, in payment of the exercise price thereof, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3. If any share of Restricted Stock is forfeited by the Participant or repurchased by the Company pursuant to Section 5(c)(iii) hereof, such share may again be optioned, granted or awarded hereunder, subject to the limitations of Section
3. Notwithstanding the provisions of this Section 4, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under
Section 422 of the Code.

  5. AWARDS. The Committee may grant stock options ("Options"), to Participants, in accordance with this paragraph 5 and the other provisions of the Plan.

  (a) Options.

    (i) Option Grants. Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine.

    (ii) Option Exercise Price. The exercise price of an Option shall be fixed by the Committee at not less than 100% of the Fair Market Value of a share of common stock on the date of grant.

    (iii) Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that in the case of ISOs, the term shall not be more than ten (10) years from the date the ISO is granted.

    (iv) Exercisability. Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

    (vi) Exercise of Options. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares. Options shall be exercised in whole or in part by providing (A) written notice to the Company (to the attention of the Corporate Secretary) complying with the applicable rules established by the Committee; (B) such representations and documents as the Committee deems necessary or advisable to effect compliance with all applicable laws or regulations; (C) in the event that the Option shall be exercised pursuant to Section 6(d) by any person or persons other than the optionee, appropriate proof of the right of such person or persons to exercise the Option; and (D) payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (1) in cash (including check, bank draft, or money order), (2) in Common Stock with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (3) by a combination of cash and common stock, or (4) with any other good and valuable consideration.

    (vii) Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

    (viii) Ownership and Transfer Restrictions. The Committee may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an ISO within
  (i) two years from the date of granting such Option to such Employee or
  (ii) one year after the transfer of such shares to such Employee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

  (b) Stock Appreciation Rights.

    (i) Grant and Price of SAR. Subject to such terms and conditions not inconsistent with this Plan as the Committee shall impose and shall be evidenced by a written Stock Appreciation Right Agreement, an SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the Fair Market Value (at the date of exercise) of a share of common stock over the SAR price multiplied by the number of shares as to which the holder is exercising the SAR. The SAR price shall be fixed by the Committee at not less than 100% of the Fair Market Value of a share of common stock on the date of grant. SARs may be in tandem with any previously or contemporaneously granted Option or independent of any Option.

    (ii) Tandem SARs. An SAR in tandem with an Option shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable. An SAR in tandem with an Option may be granted to the Participant for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

    (iii) Amount Payable by Company. The amount payable may be paid by the Company in common stock (valued at its Fair Market Value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder.

    (iv) Exercise of SAR. An SAR shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) at any time prior to its stated expiration, subject to any timing or other restrictions with respect to a SAR, including a window period limitation, as may be imposed by the Committee.

  (c) Restricted Stock.

    (i) Restricted Stock Award. The Committee may award to any Participant shares of common stock, including shares earned under any of the Company's compensation plans, subject to this paragraph 5(c) and such other terms and conditions as the Committee may prescribe (such shares being called "Restricted Stock"), which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance. Each certificate for Restricted Stock shall be registered in the name of the Participant and deposited, together with a stock power endorsed in blank, with the Company.

    (ii) Restrictions. There shall be established for each Restricted Stock award a restriction period (the "Restriction Period") of such length as shall be determined by the Committee. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the Restriction Period. Unless otherwise provided by the Committee, except for such restrictions on transfer and such other restrictions as the Committee may impose, the Participant shall have all the rights of a holder of common stock as to such Restricted Stock. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock or otherwise invested. At the expiration of the Restriction Period, the Corporation shall redeliver to the Participant (or the Participant's or designated beneficiary under Section 6(h), or, if none, the Participant's legal representative) the certificates deposited pursuant to this paragraph.

    (iii) Forfeiture/Repurchase of Restricted Stock. Except as provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the Restriction Period all shares still subject to restriction shall be forfeited by the Participant or at the discretion of the Committee may be repurchased by the Company at a price to be determined by the Committee.

  6. MISCELLANEOUS PROVISIONS.

  (a) Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select Participants in the plan; (ii) subject to Section 3, to make awards in such forms and amounts as it shall determine, including the determination as to whether such Options are to be ISOs; (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and the agreements pursuant to which Options, Restricted Stock or SARs are granted or awarded, and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Any such interpretations and rules with respect to ISOs shall be consistent with the provisions of Section 422 of the Code. The actions and determinations of the Committee or its delegates on matters within its authority shall be conclusive and binding upon the Company, all the Participants and all other interested persons, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may, to the extent that any such action will not prevent the Plan from complying with the Rule 16b-3 or Section 162(m) of the Code, delegate any of its authority hereunder to such persons as it deems appropriate.

  (b) Professional Assistance; Good Faith Actions. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company.

The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, Options, awards of Restricted Stock or SARs, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

  (c) Written Agreement. Each award shall be evidenced by a written agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan. Stock Option Agreements evidencing Options intended to qualify as performance-based compensation as described in
Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock Option Agreements evidencing ISOs shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

  (d) Non-Transferability. Subject to the provisions of paragraph 6(h), no award under the Plan and no interest therein, shall be transferable by the Participant otherwise than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. All awards shall be exercisable or received during the Participant's lifetime only by the Participant or the Participant's legal representative. Any purported transfer contrary to this provision will nullify the award. During the lifetime of the Participant, only he may exercise an Option or other right or award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Participant, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by his beneficiary designated under 6(h) or, if none, his personal representative or by any person empowered to do so under the deceased Participant's will or under the then applicable laws of descent and distribution.

  (e) Adjustments Upon Certain Changes. In the event of a reorganization, recapitalization, spinoff, stock dividend, stock split, combination, reclassification, reverse stock split, merger, consolidation, split-up, spin-off, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event or other increase or reduction in the number of issued shares of common stock, the Committee may, in order to prevent the dilution or enlargement of rights under awards, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices specified therein as may be determined to be appropriate and equitable. In the event of any of the events or transactions described in the preceding sentence, a change in control, or similar transaction by the Company or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, if the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the

Plan or with respect to any option, right or other award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee in its discretion is hereby authorized to provide in the agreement evidencing any award or by action taken prior to the occurrence of such transaction or event: (i) for adjustments to such award in order to prevent the dilution or enlargement of rights thereunder or to provide for acceleration of benefits thereunder; (ii) for either the purchase of any such Option, SAR, or any Restricted Stock for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the Participant's rights had such option, right or award been currently exercisable or payable or fully vested or the replacement of such option, right or award with other rights or property selected by the Committee in its sole discretion; (iii) that it cannot be exercised after such event; (iv) that upon such event, such option, right or award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and (v) that the restrictions imposed under a Restricted Stock Agreement upon some or all shares of Restricted Stock may be terminated, and some or all shares of such Restricted Stock may cease to be subject to repurchase or forfeiture under Section 5(c)(iv) after such event. With respect to Options and SARs intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in this Section 6(e) or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such Option or SAR to fail to so qualify under Section 162(m), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the option or other award is not to comply with such exemptive conditions.

  (f) Tax Withholding. The Committee shall have the power to withhold, or require a Participant to remit to the Company, an amount to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Committee, a Participant may make an irrevocable election to have shares of common stock otherwise issuable under an award withheld, tender back to the Company shares of common stock received pursuant to an award or deliver to the Company previously-acquired shares of common stock having a fair market value sufficient to satisfy all or part of the Participant's estimated tax obligations associated with the transaction. Such election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

  (g) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

    (i) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

    (ii) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

    (iii) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

    (iv) The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience; and

    (v) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

  The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars.

  (h) Beneficiary Designation. Subject to paragraph 6(d), Participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

  (i) Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

  (j) Amendment, Suspension and Termination of Plan. This Plan will terminate and no Options, SARs or Restricted Stock may be granted after August 14, 2006. The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time before August 14, 2006 and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the common stock is listed. No such amendment, suspension or termination shall impair the rights of Participants under outstanding awards without the consent of the Participants affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3. No such amendment shall be made that would cause the options and the SARs from qualifying as performance based compensation as that term is used Section 162(m) of the Code.

  The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award. No such amendment or modification shall impair the rights of any Participant under any award without the consent of such Participant.

  (k) Effective Date of Plan. The Plan shall become effective on August 15, 1996. This Plan will be submitted for the approval of the Company's stockholders within twelve months after the date of the Board's initial adoption of this Plan. Options and SARs may be granted and Restricted Stock may be awarded prior to such stockholder approval, provided that such Options and SARs shall not be exercisable and such Restricted Stock shall not vest prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options or SARs previously granted and all Restricted Stock previously awarded under this Plan shall thereupon be canceled and become null and void.

  (l) Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

  (m) Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, and any Option, SAR, or Restricted Stock granted, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, SARs and Restricted Stock granted hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option or SAR intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

  (n) Consideration. In all cases, legal consideration shall be required for each issuance of Options, Restricted Stock and SARs.

  IN WITNESS WHEREOF, the Board of Directors has caused this Plan to be signed by its duly appointed officers and its corporate seal to be hereunto affixed as of this 15 day of August 1996.

By: ______/s/ James R. Wilson________
           CHAIRMAN OF THE BOARD,
    PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                              -Seal-

Attested:

By:_______/s/ Edwin M. North_________
         CORPORATE SECRETARY

  P R O X Y

THIOKOL CORPORATION                               PROXY/VOTING INSTRUCTION CARD
Ogden, Utah
- -------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON OCTOBER 24, 1996.

The undersigned hereby appoints U. EDWIN GARRISON, CHARLES S. LOCKE, and JAMES
R. WILSON, or any of them, each with power of substitution, as proxies to vote as specified on this card all shares of common stock of Thiokol Corporation (the "Company") owned of record by the undersigned on September 17, 1996, at the Company's Annual Meeting of Stockholders on October 24, 1996, and at any adjournment thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR PROPOSALS 1, 2 AND 3.

Receipt is acknowledged of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1996, and notice and Proxy Statement for the above Annual Meeting.

Nominees for Election as Directors to the Class of Directors whose term expires with the 1999 Annual Meeting of Stockholders of the Company: Neil A. Armstrong, Charles S. Locke, William O. Studeman and Donald C. Trauscht.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

This card also constitutes voting instructions for Company shares held in its Employee Savings and Investment Plan.

[X]  PLEASE MARK YOUR  ++                                              +    5262
     VOTES AS IN THIS  +                                               +
     EXAMPLE.          +                                               ++++++


  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR PROPOSALS 1, 2 AND 3.
- --------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.
- --------------------------------------------------------------------------------
                     FOR     WITHHELD AS TO ALL NOMINEES
1. Election of
   Directors. (see   [_]                [_]
   reverse side)

To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of each such nominee on line provided below:

- --------------------------------------------------------------------------------

                                                        FOR   AGAINST   ABSTAIN

2. Proposal to adopt the Thiokol Corporation 1996       [_]     [_]       [_]
   Stock Awards Plan.

3. Proposal to ratify appointment of Ernst & Young      [_]     [_]       [_]
   LLP as independent auditors for fiscal year 1997.

- --------------------------------------------------------------------------------

NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.


- --------------------------------------------------------------------------------
                                                                    SIGNATURE(S)


- --------------------------------------------------------------------------------
                                                                            DATE

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                           .  FOLD AND DETACH HERE .

                              THIOKOL CORPORATION
                                   FORM 10-Q
                               QUARTERLY REPORTS

    Thiokol Corporation's quarterly financial information is available on Form 10-Q filed with the Securities and Exchange Commission.

    If you would like to be added to Thiokol's annual mailing list for this year to receive a copy of Form 10-Q, please complete the following information:


          ----------------------------------------------------------
          Name


          ----------------------------------------------------------
          Title


          ----------------------------------------------------------
          Street Address or P.O. Box Number     Suite or Apt. Number


          ----------------------------------------------------------
          City                       State                  Zip Code


                     RETURN TO:  DIRECTOR OF INVESTOR RELATIONS
                                 THIOKOL CORPORATION
                                 2475 WASHINGTON BLVD., M/S A44
                                 OGDEN, UTAH 84401-2398

- --------------------------------------------------------------------------------